Exhibit 99.1

CONTACT:

Peyton Marshall

Executive Vice President & CFO

617-926-1551

pmarshall@panacos.com

Panacos Drug Candidate PA-457 Shows Potent Antiviral Activity in HIV-infected Patients

Viral Load Reduction Meets Primary Endpoint of Phase 2a Study

Watertown, MA (August 22, 2005) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC) (“Panacos” or “the Company”), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced the successful completion of a Phase 2a clinical study of its lead HIV drug candidate, PA-457, and provided preliminary analysis of the results. The study met its primary endpoint by demonstrating a statistically significant reduction in the level of HIV in the blood, known as viral load, compared to placebo. The median reduction in viral load in the trial was greater than 1 log10, or a 90% decrease, at the highest dose. PA-457 is the first in a new class of HIV drugs called Maturation Inhibitors, with broad activity against HIV, including strains resistant to currently approved drugs, the most common cause of HIV treatment failure.

In this randomized double-blind Phase 2a study, performed at leading academic centers in the US, PA-457 at one of four doses (25, 50, 100 or 200mg; 6 patients per group) or placebo (8 patients), was administered orally once daily for 10 days to HIV-infected subjects not on other antiretroviral therapy. The primary endpoint was viral load reduction on Day 11. Other endpoints included safety, tolerability and pharmacokinetics of the drug.

At the 100 and 200 mg doses, PA-457 treatment for 10 days resulted in statistically significant reductions in viral load compared to placebo, with individual decreases of up to 1.7 log10. At the 200mg dose level, the median viral load change at Day 11 was -1.03 log10. Median Day 11 values at the other dose levels were: Placebo:

+0.03 log10; 25mg: +0.05 log10; 50mg: -0.17 log10; 100mg: -0.48 log10. In patients with baseline viral loads under 100,000 copies/ml the median Day 11 reduction was -1.52 log10 at the 200mg dose level (three of six patients) and -0.56 log10 at the 100mg dose level (five of six patients).

Panacos Drug Candidate PA-457 Shows Potent Antiviral Activity in HIV-infected Patients —

Genetic analysis of HIV in patients pre- and post- treatment, available now for 21 out of 33 patients in the study, showed no evidence of the development of resistance to PA-457, the same result as seen previously in a single dose study with PA-457. All doses were observed to be generally safe and well tolerated with no Grade 3 or 4 laboratory abnormalities. All adverse experiences were mild or moderate and no dose-limiting toxicity was identified. One moderate adverse event was classified as possibly related to drug and was categorized as serious based on the subject’s hospitalization for diagnostic tests. It involved a patient with a 5-year history of poorly controlled hypertension who exhibited transient findings of a possible lacunar cerebrovascular accident, a known complication of hypertension.

Graham P. Allaway Ph.D., Chief Operating Officer of Panacos, said: “This study indicates that PA-457 has potent anti-HIV activity, providing further clinical proof of principle for this new class of antiretroviral drugs. The overall viral load reduction at the 200mg dose of over 1 log10 strongly supports further development of PA-457. The 1.5 log10 viral load reduction seen in patients at the 200mg dose with less than 100,000 viral copies/ml may potentially reflect the potency of the drug when used in combination therapy in normal clinical practice.” Panacos is submitting the results of this study as a late breaker abstract to the 45th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), to be held in New Orleans, LA September 21-24, 2005. If accepted, a detailed description of the study will be provided at that conference.

“We are extremely pleased with the results of this important Phase 2a study,” commented Samuel K. Ackerman, MD, Chairman and CEO of Panacos. “We believe that PA-457 is a potential breakthrough drug which could play a role throughout the HIV treatment spectrum, including both naïve and treatment-experienced patients, based on once-a-day oral dosing, potent activity observed against drug resistant virus and a promising safety profile. We now plan to move forward aggressively to initiate a Phase 2b study of the drug in the first half of 2006.”

Panacos Drug Candidate PA-457 Shows Potent Antiviral Activity in HIV-infected Patients —

About PA-457

PA-457 is a small molecule, oral HIV drug candidate. It works by a mechanism different from that of approved drugs or other drugs in development, by blocking a key step in the processing of a viral core protein called capsid. This novel mechanism of action, called maturation inhibition, was discovered by Panacos scientists and their collaborators. Preclinical studies have shown that PA-457 retains full activity against drug-resistant virus, is effective in an animal model of HIV infection and should be suitable for use in combination therapy with other drugs. A previous clinical study indicated that a single oral dose of PA-457 has antiviral activity in HIV-infected patients, including individuals infected with drug resistant strains. Clinical results to date will need to be confirmed and extended in longer term trials with larger patient numbers prior to approval.

The US Food and Drug Administration (FDA) has granted Fast Track designation to PA-457. Fast Track is a process designed to expedite development and approval of new drugs that may have the potential to improve treatment for serious or life-threatening diseases. Developers of Fast Tracked products have greater access to FDA resources as well as eligibility for rolling NDA submissions. In addition, Fast Track designation may enable priority FDA review and accelerated approval.

About Panacos Pharmaceuticals

Panacos, formerly known as V. I. Technologies, Inc. or VITEX, is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ proprietary discovery technologies and lead therapeutic candidate PA-457 focus on novel targets in the virus life cycle, including virus fusion and virus maturation. For more information on Panacos, please visit our web site at: http://www.panacos.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as the progress of clinical development of PA-457, including the Company’s plan to initiate a Phase 2b study in the first half of 2006, and the timing of results of clinical trials, the execution of the Company’s financing plans, the potential role of PA-457 in treatment of HIV patients, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products, the Company’s ability to complete product development collaborations and other strategic transactions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.